EXHIBIT 99.3

Sibling Group Updates on Acquisitions, Operations and Markets

Expands Staff With Education Savvy General Counsel, Additional Appointments in Process

ATLANTA, GA--(Marketwired - Nov 18, 2013) - Sibling Group Holdings, Inc. (OTC Pink: SIBE), (www.siblinggroup.com) (the "Company"), whose business strategy is focused on the development and acquisition of 21st century educational management services and education technology, announced today that it has appointed Glenn A. Delk as its general counsel. He was a founder of NEWCO4EDUCATION, LLC, which was acquired by Sibling in 2010, and remains a shareholder.

Mr. Delk, age 62, has had a legal practice in Atlanta since graduating from Vanderbilt University's law school in 1976 where he also completed his undergraduate studies. His practice has focused on general business matters and includes significant education-related work. He is a recognized authority on education law including parent choice, charter school law, state and federal policy with regard to education, and education reform. Mr. Delk will also serve as the interim Chief Executive Officer. The Company is in the process of selecting and appointing additional key executives to expand its capabilities and experience pool.

With regard to its plans for additional acquisitions and operations, the Company stated that it expects to announce the addition of operations in the career education, testing and assessment, credentialing, and higher education areas. Also among its initiatives is an effort aimed at addressing the needs of rural and small town communities where over 65% of the school districts in the US are located. This group of over 10,000 school districts has unique needs and challenges as it moves to embrace 21st century learning including online access, blended learning implementation, professional development, specialized curriculum, and career training specific to each community's market and their local economy. The Company is in discussions with a number of school districts who may engage in pilot programs to help the community embrace the benefits of 21st century education, and assist the Company in better understanding how to deploy the resources needed quickly to achieve immediate results.

The Company has operations in educational technology as a result of its Classchatter.com web site, which now serves nearly 300,000 users, and with its pending acquisition of Blendedschools.net, a premier provider of online curriculum, learning management systems, and teacher training in blended learning technologies. This transaction is moving though the regulatory approval cycle with a target closing date around year end depending on the turnaround from the pertinent regulatory bodies.

It has begun a professional development library though the acquisition of PLC Consultants, whose curriculum allows teachers to gain accreditation and college credits in the area of Special Education. This library is undergoing an expansion, and the Company expects to embrace STEM (science, technology, engineering and math), ESL (English as a second language), SEL (social and emotional learning) and CTAE (career, technical and agricultural education) in addition to an expanded Special Education course offering.

ABOUT:

Sibling Group Holdings, Inc. (OTC Pink: SIBE), (www.siblinggroup.com and http://www.specialedmatters.com/) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of education across the globe. The results: better educated children and adults, a sustainable and cost effective instructional model and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings including classroom management tools. We are investing in specialized curriculum such as STEM (science, technology, engineering and math), ESL (English as a second language), SEL (social and emotional learning) and Special Ed aimed at supporting students and teachers with special needs. The Company's educational operations are based in Columbus, Ohio, and the executive offices are in Atlanta, Georgia.

Safe Harbor:

This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.